TRANSACT TECHNOLOGIES REPORTS 2018 SECOND QUARTER RESULTS

2018 Second Quarter Net Sales Rise 8% to $14.8 Million, Reflecting
 Restaurant Solutions and Casino and Gaming Strength

Higher Sales and Increased Gross Profit
 Drive 33% Improvement in Diluted EPS to $0.16

Hamden, CT – August 2, 2018 – TransAct Technologies Incorporated (Nasdaq: TACT) ("TransAct" or the "Company"), a global leader in software-driven technology and printing solutions for high-growth markets, today reported operating results for the second quarter ended June 30, 2018.

Summary of 2018 Q2 Results
 (In millions, except per share and percentage data)

	Three Months Ended June 30,
	2018	2017
Net sales	$14.8	$13.6
Gross profit	$7.0	$6.4
Gross margin	47.4%	47.3%
Operating income	$1.6	$1.3
Net income	$1.2	$0.9
Net income per diluted share	$0.16	$0.12

Non-GAAP(1):
EBITDA	$1.8	$1.6
Adjusted EBITDA	$2.0	$1.7

(1)
A reconciliation of each non-GAAP financial measure to the most comparable Generally Accepted Accounting Principles ("GAAP") financial measure is included in this release. See "Non-GAAP Financial Measures" below for a discussion of these metrics.

Bart Shuldman, Chairman and Chief Executive Officer of TransAct, commented, "We are extremely pleased with our strong 2018 second quarter results, as growth initiatives for our restaurant solutions and casino and gaming operations took hold. Our restaurant solutions net sales grew 23% year over year reflecting the momentum that we are achieving with a growing number of restaurant and food service operators as we continue to lead the industry in product innovation. We are also thrilled with the success that we have had taking over direct responsibility for sales and support for our international gaming and casino customers, which drove a 267% improvement in international casino and gaming sales for the second quarter of 2018 as compared to the prior year period. I am also pleased that we continued to gain market share in the domestic casino and gaming market resulting in a 77% year-over-year increase in overall casino and gaming revenue. Our success in these markets continues to build a solid foundation from which we can achieve continued growth going forward.

"In the second quarter, we gained traction with our AccuDate restaurant solutions terminal and software offerings, as we continued rollouts of terminals to new and existing customers while also working on many new customer opportunities. Inclusive of sales of AccuDate labels and maintenance and support contracts, net sales for our restaurant solutions portfolio was approximately $1.4 million in the second quarter of 2018, representing year-over-year growth of approximately 29%. Shipments of AccuDate XL terminals exceeded sales of AccuDate 9700 terminals for the first time in the 2018 second quarter and as sales of AccuDate XL terminals continue to grow, recurring revenue will increase. We are clearly establishing a large market opportunity for TransAct that continues to evolve and grow.

"Our successes to date indicate there is a significant opportunity for TransAct to be a major participant and to capture large market share in the restaurant solutions business, as restaurant and food service companies more actively invest in both hardware and software technology for the back of the house to transform every area of their operations. Our product offerings remain at the forefront of innovation to address these needs and we have a strong internal team of hardware and software developers working on a comprehensive portfolio of solutions and services that we believe will further position TransAct to achieve near and long-term growth in this developing market. From the new AccuDate XL2e terminal to the TransAct Enterprise Management System, both of which were launched earlier this year to favorable response at the National Restaurant Association Show in Chicago, TransAct has built a foundation that we will further complement with innovative new offerings to establish the company as the one-stop shop for restaurant operations and management solutions. With the addition of more software solutions that are all based on a SaaS model, we are building the beginning of a potentially large recurring revenue sales model.

"We also continue to generate strong results in our casino and gaming business reflecting growing demand for our market-leading Epic printer solutions. Our domestic business continues to gain market share as domestic net sales rose 30% over the prior year period, driven by an increased preference for our solutions by casino operators in an improving slot sales and replacement environment. The strong growth in our international sales reflects the rapid and significant progress that we have made in Europe following our decision to transition sales across the continent from a distribution model to a direct sales model. With this important transition, TransAct is better leveraging our world class customer service and our proven solutions portfolio to grow our business. Given our progress, we remain confident that our international shipments will show continued strength over the balance of 2018 and that we will continue to gain share in the domestic market."

Mr. Shuldman concluded, "Our near and long-term success will be driven by the major opportunities that we are building for ourselves in the restaurant solutions marketplace and our expectation that we will continue to grow our world-wide casino and gaming business. We are actively investing in technology and hardware that will allow us to continue to monetize the evolving restaurant solutions opportunity and believe that we are ideally positioned to help restaurant operators enhance their back-of-house processes, reduce operating costs, protect their brands and customers and implement technology to grow their businesses. In addition, we expect our casino and gaming business will continue to be a strong driver of growth for the Company as we extend our industry leadership in both the domestic and international markets. The future is bright for TransAct and we look forward to continuing to deliver on our promise to create value for our shareholders in the coming quarters and years."

Review of Balance Sheet and Capital Return Initiatives
At June 30, 2018, TransAct had approximately $3.8 million of cash and cash equivalents and no debt. During the 2018 second quarter, the Company repurchased approximately 34,000 shares of its common stock and paid a dividend to common shareholders of $0.09 per share, resulting in a total return of capital of approximately $1.1 million for the quarter. TransAct has $3.0 million remaining under its existing $5.0 million share repurchase authorization.

Steve DeMartino, President and Chief Financial Officer of TransAct, added, "We continue to benefit from the evolution of our business towards technology-driven solutions which has allowed us to expand our gross margin and create a recurring sales opportunity that we expect to grow over time. Importantly, our efforts to evolve TransAct are built on a strong balance sheet with $3.8 million of cash and no debt, which allows us to return capital to our shareholders through quarterly dividends and share repurchases. We expect that our financial strength and flexibility will allow us to continue to return capital to shareholders going forward even as we further invest in our technology development capabilities to support the long-term growth opportunities that we see in the casino and gaming and restaurant solutions markets."

Summary of 2018 Second Quarter Operating Results
TransAct generated 2018 second quarter net sales of $14.8 million compared with 2017 second quarter net sales of $13.6 million. Restaurant solutions net sales were $1.3 million in the 2018 second quarter compared to $1.0 million in the 2017 second quarter, with the increase driven by shipments of AccuDate XL terminals to two large corporate customers in support of multi-quarter rollouts. The Company also recorded approximately $0.1 million in label sales related to prior AccuDate terminal sales in its TransAct Services Group sales unit. POS automation and banking net sales increased $0.2 million year over year to $2.3 million in the 2018 second quarter as sales of the Ithaca 9000 POS printer returned to record levels. Casino and gaming net sales in the 2018 second quarter were $7.1 million compared to $4.0 million in the prior year period, reflecting a 30% increase in domestic casino and gaming sales and a 267% increase in international casino and gaming sales. Lottery printer net sales were $0.5 million in the 2018 second quarter compared to $2.8 million in the 2017 second quarter as the Company shifted its focus away from this market. Printrex net sales were $336 thousand in the 2018 second quarter compared to $282 thousand in the 2017 second quarter, while the Company's TransAct Services Group generated net sales of $3.4 million in the 2018 second quarter compared to $3.5 million in the 2017 second quarter.

The Company recorded gross margin of 47.4% in the 2018 second quarter compared to gross margin of 47.3% in the 2017 second quarter. The gross margin in the 2018 second quarter remained strong reflecting the shift in sales mix towards higher-value, technology-driven solutions. Gross profit in the 2018 second quarter was $7.0 million compared to $6.4 million in the year-ago period on an 8% increase in net sales.

Total operating expenses in the 2018 second quarter increased 5% to $5.4 million compared to $5.1 million in the 2017 second quarter. The increase largely reflects higher engineering expenses related to ongoing product development initiatives, including the addition of new hardware and software engineers, for the Company's restaurant solutions and casino and gaming markets. Total operating expenses as a percentage of sales in the 2018 second quarter declined 130 basis points from the prior-year period.

TransAct generated operating income of $1.6 million, or 11.0% of net sales, in the 2018 second quarter compared to $1.3 million, or 9.6% of net sales, for the 2017 second quarter. Net income in the 2018 second quarter was $1.2 million, or $0.16 per diluted share, compared to net income of $867 thousand, or $0.12 per diluted share, in the prior year period.

2018 Second Quarter Conference Call and Webcast
TransAct is hosting a conference call and webcast today, August 2, 2018, beginning at 4:30 p.m. ET to discuss 2018 second quarter results and other matters. Both the call and the webcast are open to the general public. The conference call number is 678-825-8259 and the conference ID number is 4298257 (domestic or international). Please call five minutes prior to the presentation to ensure that you are connected.

Interested parties may also access the conference call live on the Internet at www.transact-tech.com (select "Investor Relations" followed by "Events & Presentations"). Approximately two hours after the call has concluded, an archived version of the webcast will be available for replay at the same location.

Non-GAAP Financial Measures
TransAct is providing certain non-GAAP financial measures because the Company believes that these measures are helpful to investors and others in assessing the ongoing nature of what the Company's management views as TransAct's core operations. The Company believes that the non-GAAP financial measures of EBITDA and adjusted EBITDA provide relevant and useful information, which is widely used by analysts, investors and competitors in the Company's markets as well as by the Company's management in assessing the Company's performance. The Company uses the non-GAAP financial measures internally to focus management on the results of the Company's core business. The presentation of this additional non-GAAP information is not considered superior to or a substitute for, and should be read in conjunction with, the financial information prepared in accordance with GAAP.

EBITDA is defined as net income before net interest expense, income taxes, depreciation and amortization. A reconciliation of EBITDA to net income, the most comparable GAAP financial measure, can be found attached to this release.

Adjusted EBITDA is defined as net income before net interest expense, income taxes, depreciation and amortization and is adjusted for share-based compensation. The Company adjusts EBITDA for share-based compensation because the Company considers share-based compensation to be a non-cash expense similar to depreciation and amortization. A reconciliation of adjusted EBITDA to net income, the most comparable GAAP financial measure, can be found attached to this release.

EBITDA and adjusted EBITDA provide the Company with an understanding of one aspect of earnings before the impact of investing and financing charges and income taxes. EBITDA and adjusted EBITDA may be useful to an investor in evaluating the Company's operating performance because these measures are: (i) widely used by investors to measure a company's operating performance without regard to non-recurring items excluded from the calculation of such measure; (ii) used as financial measurements by lenders and other parties to evaluate creditworthiness; and (iii) used by the Company's management for various purposes including strategic planning and forecasting, assessing financial performance and paying incentive compensation.

About TransAct Technologies Incorporated
TransAct Technologies Incorporated is a global leader in developing software-driven technology and printing solutions for high-growth markets including restaurant solutions, POS automation, casino and gaming, lottery, and oil and gas. The Company's solutions are designed from the ground up based on customer requirements and are sold under the AccuDate™, EPICENTRAL®, Epic®, Ithaca®, and Printrex® brands. TransAct has over 3.0 million printers and terminals installed around the world and is committed to providing world-class service, spare parts and accessories to support its installed product base. Through the TransAct Services Group, the Company also provides customers with a complete range of supplies and consumable items both online at http://www.transactsupplies.com and through its direct sales team. TransAct is headquartered in Hamden, CT. For more information, please visit http://www.transact-tech.com or call (203) 859-6800.

Forward-Looking Statements
Certain statements in this press release include forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology, such as "may", "will", "expect", "intend", "estimate", "anticipate", "believe", or "continue", or the negative thereof, or other similar words. All forward-looking statements involve risks and uncertainties, including, but not limited to, customer acceptance and market share gains, both domestically and internationally, in the face of substantial competition from competitors that have broader lines of products and greater financial resources; our competitors introducing new products into the marketplace; our ability to successfully develop new products; our dependence on significant customers; our dependence on significant vendors; our dependence on contract manufacturers for the assembly of a large portion of our products in Asia; our ability to protect intellectual property; our ability to recruit and retain quality employees as the Company grows; our dependence on third parties for sales outside the United States, including Australia, New Zealand, Latin America and Asia; the economic and political conditions in the United States, Australia, New Zealand, Europe, Latin America and Asia; marketplace acceptance of new products; risks associated with foreign operations; the availability of third-party components at reasonable prices; price wars or other significant pricing pressures affecting the Company's products in the United States or abroad; risks associated with potential future acquisitions; our line of restaurant solutions products driving increased adoption by customers; increased product costs or reduced customer demand for our products due to changes in U.S. policy that may result in trade wars or tariffs; and other risk factors detailed from time to time in TransAct's reports filed with the Securities and Exchange Commission. Actual results may differ materially from those discussed in, or implied by, the forward-looking statements. The forward-looking statements speak only as of the date of this release and the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.

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Investor Contact:
Steve DeMartino President and Chief Financial Officer TransAct Technologies Incorporated 203-859-6810	Richard Land, Joseph Jaffoni, Jim Leahy JCIR 212-835-8500 or tact@jcir.com

- Financial tables follow -

TRANSACT TECHNOLOGIES INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Six Months Ended
(In thousands, except per share amounts)	June 30,		June 30,
	2018	2017	2018	2017
Net sales	$14,751	$13,596	$26,994	$27,593
Cost of sales	7,760	7,166	14,141	15,070
Gross profit	6,991	6,430	12,853	12,523

Operating expenses:
Engineering, design and product development	1,183	1,020	2,404	2,013
Selling and marketing	2,079	2,034	3,652	3,706
General and administrative	2,111	2,070	4,323	4,082
	5,373	5,124	10,379	9,801
Operating income	1,618	1,306	2,474	2,722

Interest and other income (expense):
Interest, net	(6)	(8)	(14)	(16)
Other, net	(97)	(2)	(87)	(8)
	(103)	(10)	(101)	(24)

Income before income taxes	1,515	1,296	2,373	2,698
Income tax provision	305	429	483	888
Net income	$1,210	$867	$1,890	$1,810

Net income per common share:
Basic	$0.16	$0.12	$0.25	$0.24
Diluted	$0.16	$0.12	$0.24	$0.24

Shares used in per share calculation:
Basic	7,401	7,408	7,467	7,402
Diluted	7,660	7,514	7,782	7,469

SUPPLEMENTAL INFORMATION – SALES BY SALES UNIT:
	Three Months Ended		Six Months Ended
(In thousands)	June 30,		June 30,
	2018	2017	2018	2017
Restaurant solutions	$1,259	$1,021	$2,304	$1,548
POS automation and banking	2,252	2,048	3,968	4,506
Casino and gaming	7,067	3,985	13,007	9,102
Lottery	481	2,787	1,116	5,768
Printrex	336	282	611	460
TransAct Services Group	3,356	3,473	5,988	6,209
Total net sales	$14,751	$13,596	$26,994	$27,593

TRANSACT TECHNOLOGIES INCORPORATED
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30,	December 31,
(In thousands)	2018	2017
Assets:
Current assets:
Cash and cash equivalents	$3,756	$5,507
Accounts receivable, net	10,200	10,948
Inventories	11,382	8,875
Other current assets	710	1,031
Total current assets	26,048	26,361

Fixed assets, net	2,451	2,169
Goodwill	2,621	2,621
Deferred tax assets	2,285	2,308
Intangible assets, net	411	458
Other assets	31	33
	7,799	7,589
Total assets	$33,847	$33,950

Liabilities and Shareholders' Equity:
Current liabilities:
Accounts payable	$5,202	$3,841
Accrued liabilities	3,040	3,339
Deferred revenue	243	169
Total current liabilities	8,485	7,349

Deferred revenue, net of current portion	94	69
Deferred rent, net of current portion	269	271
Other liabilities	262	247
	625	587
Total liabilities	9,110	7,936

Shareholders' equity:
Common stock	114	114
Additional paid-in capital	31,533	31,353
Retained earnings	25,310	24,756
Accumulated other comprehensive loss, net of tax	(110)	(99)
Treasury stock, at cost	(32,110)	(30,110)
Total shareholders' equity	24,737	26,014
Total liabilities and shareholders' equity	$33,847	$33,950

TRANSACT TECHNOLOGIES INCORPORATED
RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended		Six Months Ended
(In thousands)	June 30,		June 30,
	2018	2017	2018	2017
Net income	$1,210	$867	$1,890	$1,810

Interest expense, net	6	8	14	16
Income tax provision	305	429	483	888
Depreciation and amortization	259	289	480	602

EBITDA	1,780	1,593	2,867	3.316

Share-based compensation expense	176	150	337	296

Adjusted EBITDA	$1,956	$1,743	3,204	$3,612